NEWS RELEASE
Further Information Contacts:
AT OLD REPUBLIC:    AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO    Analysts/Investors: Marilynn Meek
(312) 346-8100    (212) 827-3773

    OLD REPUBLIC ANNOUNCES CHANGES IN SENIOR EXECUTIVE RANKS
CHICAGO, May 9, 2019 – Old Republic International Corporation (NYSE: ORI) today announced several changes in its senior executive ranks effective October 1, 2019.
Craig Smiddy (55) ORI’s President and Chief Operating Officer will assume the position of President and Chief Executive Officer. He will concurrently join the Board of Directors and its Executive Committee.
R. Scott Rager (70) the Company’s Executive Vice Chairman will retire effective October 1, 2019, following a most successful 40-year career with the Company and several subsidiaries.
Aldo C. Zucaro (80) Chairman and CEO will retire as Chief Executive Officer. He will continue as Chairman of the Board and its Executive Committee.
In making the announcement, the Board of Directors expressed its deep appreciation for Mr. Rager’s many years of active service and for Mr. Zucaro’s 25 years of service as Chief Executive Officer. It has every confidence that the continuity of long-established governance and operating practices will lead to an orderly passage of executive responsibilities to Craig Smiddy as the sixth CEO in ORI’s 95-year history.

About Old Republic
Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. Its most recent financial statements reflect consolidated assets of approximately $20.29 billion and common shareholders’ equity of $5.66 billion, or $18.94 per share. Its current stock market valuation is approximately $6.63 billion, or $21.91 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nations’ 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic’s business requires that it be managed for the long run. For the 25 years ended in 2018, the Company’s total market return, with dividends reinvested, has grown at a compounded annual rate of 9.9% per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.1% annual compound rate. During those years, Old Republic’s shareholders’ equity account, inclusive of cash dividends, has risen at an average annual rate of 8.9% per share, and the regular cash dividend has grown at a 8.5% annual compound rate.

According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is one of just 100 qualifying companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth. Moreover, Old Republic has paid a cash dividend without interruption since the World War II year of 1942 (78 years), and it has raised the annual cash dividend pay-out for each of the past 38 years.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601 312-346-8100